Exhibit 10.1
3-09-2009

Dear Peter,

On behalf of Microfluidics, I am pleased to offer you the position of Vice President of Finance, and Controller.  In this position you will be reporting directly to our CEO, Michael Ferrara and you will be a member of the company Leadership Team.  Upon approval of the Board of Directors, you will be made an Officer of the Company.

Your compensation will include a base salary and a variable bonus potential.  Your annual base salary will be $145,000 payable bi-weekly.  Your annual salary will be eligible for a yearly review and will be measured by comparable market data and company and individual performance (KRA’s).

You will be eligible for a variable bonus of a potential $20,000.00 annualized, based upon achieving specific goals for the twelve month period. The variable bonus will based on company performance EBITDA-2009 ($700,000) and based upon the achievement of individual KRA’s to be established.

You will accrue three weeks vacation during each of your first five years of employment with the company.  The vacation will start off with two weeks from the first day of employment. The company observes 10 national holidays (8 plus two floating holidays).

You will be eligible to participate in all of the Company’s standard employment plans, including health medical/dental/vision, long term disability, term life insurance, and 401(k) plan.

In addition, you will receive options to purchase MFIC common stock. The offer of stock under our ISO plan is 25,000 shares.  You will become vested in these options at the rate of 25% per year. The compensation committee of the Board of Directors may approve additional yearly option grants.

In the event of a termination either without cause or due to change in control, you will receive a severance package of sixty days. This package is subject to a signed release statement that will include non-disclosure, non-disparagement clauses and non-compete clauses.

Please be aware that all employees are required to sign a “Patent and Trade Secrets Agreement” as a condition of employment.  This offer is conditional upon the successful completion of a background check prior to official date of hire.  If you have any questions please do not hesitate to contact me.

We would like you to start employment on 3/18/2009.  We would very much appreciate it if you would return a signed copy of this offer letter.

We are very much looking forward to your joining Microfluidics.  I am certain this position will be one that you find very exciting and rewarding, and in which your talents will make a significant contribution to the success and growth of the company.

Yours Sincerely,

/s/ Thomas Smith

Thomas Smith
Human Resources Manager

Acceptance:  Peter F. Byczko

Signed: /s/ Peter F. Byczko

Date: 3/12/09